Exhibit 10.1

EXECUTION VERSION

April 19, 2022

Mr. Douglas S. Ingram

c/o Sarepta Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

Re:	Amendments to Performance Stock Option Award Agreement,

Change in Control and Severance Agreement and Employment Agreement relating to Performance Stock Option

Dear Doug:

This letter agreement (“Letter Agreement”) amends, effective on the date above, certain terms of the: (i) Performance Stock Option Award Agreement (the “Stock Option Agreement”), dated June 26, 2017, between you and Sarepta Therapeutics, Inc. (the “Company”) under the Company’s 2014 Employment Commencement Incentive Plan, as amended; (ii) Change in Control and Severance Agreement, effective June 26, 2017, between you and the Company, as amended by letter agreement dated June 26, 2018 (the “CIC Agreement”); and (iii) Employment Agreement, dated as of June 26, 2017, between you and the Company, as amended by letter agreement dated June 26, 2018 (the “Employment Agreement”). Capitalized terms used in Sections A, B and C below that are not otherwise defined in this Letter Agreement have the meanings set forth in the Stock Option Agreement, the CIC Agreement and the Employment Agreement, respectively. Except as expressly provided herein, the Stock Option Agreement, the CIC Agreement and the Employment Agreement will continue in accordance with their respective terms and conditions.

A.	Amendment to Performance Stock Option Award Agreement

1. Vesting Schedule. The section entitled “Vesting Schedule” beginning on page one of the Stock Option Agreement is hereby deleted in its entirety (except for the last paragraph therein which shall be retained) and is hereby replaced with the following:

“Vesting Schedule:

Effective April 19, 2022 (the “Effective Date”), subject to any acceleration provisions contained in the Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:

In consideration of the CAGR of the Company’s Common Stock and significant over-performance relative to the NASDAQ Biotech Index (symbol NBI) from the Date of Grant to the Effective Date, on the Effective Date, 33.33% of this Option (i.e., 1,099,890 shares of the Company’s Common Stock underlying this Option) shall be vested (the “Vested Tranche”).

The remaining unvested portion of this Option (i.e., 66.67% of this Option which corresponds to 2,200,110 shares of the Company’s Common Stock underlying this Option) shall vest at any time between the Effective Date and June 26, 2025 (the “Measurement Period”), upon achievement during the Measurement Period of an average closing price for the Company’s Common Stock set forth on the table below, calculated using the average of the closing prices of the Company’s Common Stock during any consecutive 20 trading day period occurring during the Measurement Period (the “Company Target Stock Price”), subject to the Participant’s continued service to the Company or a subsidiary thereof from the Effective Date through each applicable date of achievement of the Company Target Stock Price during the Measurement Period; provided, that during the period from the Date of Grant through the date of the achievement of the Company Target Stock Price, the compounded annual growth rate (“CAGR”) of the Company’s Common Stock Price (based on the average of the closing price during such consecutive 20 trading day period occurring during the Measurement Period) (the “Company CAGR”) exceeds the CAGR of the NASDAQ Biotech Index (symbol NBI) (or any successor index) (the “Biotech Index”) (the “Biotech Index CAGR”) during the same period, as set forth in the table below and calculated at the time of vesting. For the avoidance of doubt, the Company Target Stock Price will be measured on a rolling basis during the Measurement Period such that a new 20 consecutive trading day period will begin on every trading day, provided, however, that each of the 20 consecutive trading days must occur during the Measurement Period.

The Option shall be eligible for multiple vesting events during the Measurement Period upon the achievement of higher levels of Company Target Stock Price set forth in table below. Once a Company Target Stock Price in the table below is first achieved, the applicable vesting percentage in the table below that corresponds with the applicable percentage in the left column by which the Company CAGR exceeds the Biotech Index CAGR (i.e., Company CAGR less Biotech Index CAGR) (such applicable percentage, the “Relative CAGR Percentage”) is multiplied by the total of number of shares of the Company’s Common Stock underlying this Option. Upon achievement of the Company Target Stock Price during the Measurement Period in accordance with the table below, the vesting percentage in the table below that corresponds to the applicable Relative CAGR Percentage shall apply to the Option, less the percentage of this Option that previously vested, except that the aggregate vesting shall not be less than the vesting of the Vested Tranche. Once a portion of the Option vests based on achievement of a Company Target Stock Price under the table below, no further vesting at lower levels of Company Target Stock Price may occur.

Vesting Table

Company Target Stock Price (1):	$105.74	$128.65	$155.37	$186.36

Percent Company CAGR exceeds Biotech Index CAGR	Vesting Percentage
0.00%-0.99%	0.00%	16.67%	33.33%	33.33%
1.00%-1.99%	8.33%	26.67%	43.33%	46.67%
2%-2.99%	16.67%	36.67%	53.33%	60.00%
3%-3.99%	25.00%	46.67%	63.33%	73.33%
4%-4.99%	33.33%	56.67%	73.33%	86.67%
at least 5%	50.00%	66.67%	83.33%	100.00%

(1)

Company Target Stock Price dollar amounts set forth in the table above correspond to the Company CAGR percentages as follows: $105.74 is based on 25% Company CAGR, $128.65 is based on 30% Company CAGR, $155.37 is based on 35% Company CAGR and $186.36 is based on 40% Company CAGR. These Company Target Stock Price dollar amounts were calculated using the CAGR of the per share Exercise Price from the Date of Grant until the fifth anniversary of the Date of Grant.

Except as expressly provided herein, the unvested portion of the Option (after taking into account the Vested Tranche) shall not vest prior to the achievement of the Company Target Stock Price during the Measurement Period with the corresponding Company CAGR exceeding the Biotech Index CAGR as set forth in the table above. For the avoidance of doubt, no interpolation between stock price levels shall be used to determine the vesting percentage.

The Participant acknowledges and agrees that this vesting schedule shall replace and supersede the vesting schedule set forth in Section 5(b) of the Employment Agreement dated June 26, 2017, between you and the Company, as amended by letter agreement dated June 26, 2018 (the “Employment Agreement”). In addition to being subject to the terms and conditions in this Award Agreement and the Plan, the Option shall be subject to Section 26 of the Employment Agreement.

2. Holding Period. The following new section entitled “Holding Period” is hereby added to the Stock Option Agreement after the section entitled “Vesting Schedule.”

“Notwithstanding anything herein to the contrary, upon the vesting of any portion of this Option, the Participant shall not be permitted during the Holding Period (as defined below) to sell or otherwise transfer or dispose of any of the shares of the Company’s Common Stock acquired pursuant to the exercise of any portion of this Option after deduction of any shares withheld or sold to pay the applicable aggregate exercise price and/or withholding taxes applicable to the exercise of the relevant portion of this Option (other than transfers for estate planning purposes to a Family Member, as defined under Section 2(t) of the Plan, provided, however, that such Family Member agrees to be subject to the Holding Period to the same extent it would have otherwise applied to the Participant). The term “Holding Period” means the one-year period commencing on the exercise of any portion of this Option, except that the Holding Period shall automatically end on the earliest to occur of the following: (i) a Change in Control: (ii) the Participant’s death; (ii) the Participant’s Disability; or (iii) termination of the Participant by the Company without “Cause,” termination by the Participant with “Good Reason” or as a result of the Participant’s termination following non-renewal by the Company and Participant of the “Employment Term” as provided in Section 2 of the Employment Agreement (and as each such term is defined in the Employment Agreement).”

B.	Amendment to Change in Control and Severance Agreement

1. Vesting of Performance Option Award. Section 3(c)(ii) of the CIC Agreement is hereby amended to read as follows:

“ii. Performance Option Award. With respect to the Performance Option Award, any unvested portion of the Performance Option Award shall automatically become vested and exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares subject to the Performance Option Award that would have vested upon achievement of any of the Company Target Stock Price goals if the compounded annual growth rate in the closing price of the Company’s Common Stock from April 19, 2022 to the date of the Change in

Control (“Company CIC CAGR”) equals or exceeds the compounded annual growth rate of the closing price of the Company’s Common Stock from April 19, 2022 to June 26, 2025 (“Company Measurement Period CAGR”) that would have been required to achieve the corresponding Company Target Stock Price on June 26, 2025, subject to the percentages set forth in the vesting table in the Performance Option Award agreement and the extent to which the Company CIC CAGR exceeds the Biotech Index CAGR (in the case of the Company CIC CAGR, calculated from April 19, 2022 to the date of the Change in Control and in the case of the Biotech Index CAGR, from the Date of Grant to the date of the Change in Control) as set forth in the Performance Option Award agreement. Notwithstanding anything herein to the contrary, no such vesting and exercisability shall occur if the sale price of the Company’s common stock paid in the Change in Control (the “CIC Price”) occurring at any time during the eighteen (18) month period commencing on the Effective Date does not equal at least $130 per share. If the CIC Price occurring at any time is less than $130 per share during such eighteen (18) month period, any unvested portion of the Performance Option Award shall automatically become vested and exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to the number of shares subject to the Performance Option Award that correspond to the next applicable vesting percentage column under the vesting table set forth in the Performance Option Award agreement (taking into account the extent to which the Company CIC CAGR exceeds the Biotech Index CAGR (in the case of the Company CIC Price CAGR, calculated from April 19, 2022 to the date of the Change in Control and in the case of the Biotech Index CAGR, from the Date of Grant to the date of the Change in Control) as set forth in the Performance Option Award agreement). Any portion of the Performance Option Award that does not vest pursuant to this Section 3(c)(ii) as of Executive’s termination date shall be immediately forfeited and of no further force or effect. Exhibit A contains examples demonstrating the vesting under this Section 3(c)(ii). The terms “Company Target Stock Price” and “Biotech Index CAGR” (as modified herein) shall have the meanings set forth in the Performance Option Award.”

In addition, Section 3 (c)(iii) of the CIC Agreement is hereby deleted in its entirety.

C.	Amendment to Employment Agreement

1. Inducement Performance Option Award. Section 5(b) of the Employment Agreement is hereby amended to delete the entire section other than the last sentence, which shall be retained in its entirety.

2. Annual Equity Awards. Section 5(c) of the Employment Agreement is hereby amended by replacing the word “fifth” with the word “eighth.”

3. Employment Termination due to Non-Renewal, Without Cause or for Good Reason Outside of Change in Control Period.

Section 8(c)(ii)(B) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive’s Performance Option Award will remain outstanding and continue to vest in accordance with the terms of the Letter Agreement dated April 19, 2022 for a period of 1 year from the date of Executive’s termination, provided, however, that in no event shall any continued vesting occur after June 26, 2025. Any portion of the Performance Option Award that does not vest within such 1-year period shall be forfeited and of no further force and effect.”

4. Performance Option Award Vesting Examples. The Employment Agreement is hereby amended to delete Exhibit A in its entirety.

D.	Miscellaneous

1. Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding the amendments of the Stock Option Agreement, CIC Agreement and Employment Agreement and supersedes any other discussions or agreements between you and the Company regarding the matters addressed herein.

2. Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank}

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to me. This Letter Agreement will become effective as of the date on which you sign below.

Very truly yours,

SAREPTA THERAPEUTICS, INC.

By:	/s/ Claude Nicaise
Name:	Claude Nicaise, M.D.
Title:	Chair of the Compensation Committee of the Board of Directors

Accepted and Agreed:

/s/ Douglas S. Ingram
Name: Douglas S. Ingram
Date: April 19, 2022

EXHIBIT A

PERFORMANCE OPTION AWARD VESTING EXAMPLES

DOUBLE TRIGGER (CIC)

In each of the following examples, assume that the closing price of the Company’s common stock on the Effective Date is $85 per share. Utilizing this assumption, the Company Target Stock Prices listed in the vesting table correspond to the following Company CAGRs for the Measurement Period (i.e., the Effective Date to June 26, 2025) as follows:

Company

Target Stock Company CAGR Price

$105.74	7.50%
$128.65	14.80%
$155.37	22.27%
$186.35	29.91%

Example A:

Assume that a Change in Control occurs on the one year anniversary of the Effective Date (i.e., April 19, 2023) with a sale price paid in the Change in Control equal to $110 per share. In this case, the Company CIC CAGR equals 29.41%. Assume the Company CIC CAGR (for the period beginning on the Effective Date and ending on the date of the Change in Control) exceeds the Biotech Index CAGR (for the period beginning on the Date of Grant and ending on the date of the Change in Control) by at least 5%. Assume that none of the Company Target Stock Prices were achieved between the Effective Date and the Change in Control.

Under the vesting table, the Option will vest under the column for a Company Target Stock Price of $128.65 with a Company CIC CAGR (for the period beginning on the Effective Date and ending on the date of the Change in Control) that exceeds the Biotech Index CAGR (for the period beginning on the Date of Grant and ending on the date of the Change in Control) by at least 5%, resulting in a vesting percentage of 66.67% of the shares subject to the Option (i.e., 2,200,110 shares), less the amount already vested (i.e., 33.33% or 1,099,890 shares). Accordingly, an additional 1,100,220 shares subject to the Option will vest upon a “Covered Termination” during a “Change in Control Period” under Section 3 (c)(ii) of the CIC Agreement (as amended pursuant to the Letter Agreement).

Example B:

Assume that a Change in Control occurs on the second year anniversary of the Effective Date (i.e., April 19, 2024) with a sale price paid in the Change in Control equal to $130 per share. In this case, the Company CIC CAGR equals 23.67%. Assume the Company CIC CAGR (for the period beginning on the Effective Date and ending on the date of the Change in Control) exceeds the Biotech Index CAGR (for the period beginning on the Date of Grant and ending on the date of the Change in Control) by 4.5%. Assume that none of the Company Target Stock Prices were achieved between the Effective Date and the Change in Control.

A Company Target Stock Price of $155.37 corresponds to a Company CAGR during the Measurement Period of 22.27%. Under the vesting table, the Option will vest under the column for a Company Target Stock Price of $155.37 with a Company CIC CAGR (for the period beginning on the Effective Date and ending on the date of the Change in Control) that exceeds the Biotech Index CAGR (for the period beginning on the Date of Grant and ending on the date of the Change in Control) by 4.5%, resulting in a vesting percentage of 73.33% of the shares subject to the Option (i.e., 2,419,890 shares), less the amount already vested (i.e., 33.33% or 1,099,890 shares). Accordingly, an additional 1,320,000 shares subject to the Option will vest upon a “Covered Termination” during a “Change in Control Period” under Section 3(c)(ii) of the CIC Agreement (as amended pursuant to the Letter Agreement).

If, however, the Company CIC CAGR exceeds the Biotech Index CAGR (for the period beginning on the Date of Grant and ending on the date of the Change in Control) by at least 5%, the resulting vesting percentage would be 83.33% of the shares subject to the Option (i.e., 2,749,890 shares), less the amount already vested (i.e., 33.33% or 1,099,890 shares). Accordingly, an additional 1,650,000 shares subject to the Option will vest upon a “Covered Termination” during a “Change in Control Period” under Section 3 (c)(ii) of the CIC Agreement (as amended pursuant to the Letter Agreement).

These examples are provided for illustration purposes only. Capitalized terms used herein shall have the meaning set forth in the Letter Agreement.